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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 033-58128

                              THE MONEY STORE INC.
             (Exact name of registrant as specified in its charter)

           2840 MORRIS AVENUE, UNION, NEW JERSEY 07083; (908) 686-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               THE MONEY STORE BUSINESS LOAN BACKED CERTIFICATES,
                         SERIES 1997-2, CLASSES A AND B
            (Title of each class of securities covered by this Form)

                                 NOT APPLICABLE
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     |_|       Rule 12h-3(b)(1)(i)    |_|
      Rule 12g-4(a)(1)(ii)    |_|       Rule 12h-3(b)(1)(ii)   |_|
      Rule 12g-4(a)(2)(i)     |_|       Rule 12h-3(b)(2)(i)    |X|
      Rule 12g-4(a)(2)(ii)    |_|       Rule 12h-3(b)(2)(ii)   |_|
                                        Rule 15d-6             |_|

     Approximate number of holders of record as of the certification or notice date: 7

     Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  APRIL 2, 1998                  By:  /S/ MICHAEL BENOFF
                                           MICHAEL BENOFF, CHIEF
                                           FINANCIAL OFFICER AND
                                           EXECUTIVE VICE PRESIDENT
Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.